EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 21, 2007, except for stock split disclosures in Notes A and J, as to which the date is May 8, 2007, and the April 15, 2007 subsequent event item in Note I, as to which the date is April 15, 2007, accompanying the consolidated financial statements of TomoTherapy Incorporated and Subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Financial Accounting Standards Board Staff Position 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable) contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Madison, Wisconsin
September 20, 2007